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                                                               EXHIBIT (a)(5)(i)

                          MOTORVAC TECHNOLOGIES, INC.
                           OFFER TO PURCHASE FOR CASH
                   UP TO 1,612,166 SHARES OF ITS COMMON STOCK

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
           AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 15, 2000,
                         UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated August 3, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") setting forth an offer by MotorVac Technologies, Inc., a Delaware corporation, to purchase up to 1,612,166 shares of its common stock, $0.01 par value (the "Shares"), at a price of $3.50 per Share (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. MotorVac will purchase all Shares validly tendered at the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is invited to the following:

          (1) The offer price is $3.50 per Share, net to you in cash, without interest.

          (2) The Offer is for up to 1,612,166 Shares, constituting approximately 35% of the total Shares outstanding as of July 31, 2000. The Offer is not conditioned upon any minimum number of Shares being tendered.

          (3) The Offer and withdrawal rights will expire at 5:00 p.m., Eastern time, on Friday, September 15, 2000, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your Shares that we have tendered, you can withdraw them so long as the Offer remains open or at any time after Friday, September 29, 2000, if they have not been accepted for payment.

          (4) Any stock transfer taxes applicable to the sale of Shares to MotorVac pursuant to the Offer will be paid by MotorVac, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     MOTORVAC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER MOTORVAC NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NO CONTINUING DIRECTOR OR EXECUTIVE OFFICER OF MOTORVAC INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- SECTION 3. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

     If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, and returning to us the enclosed
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instruction form. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the enclosed instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

     MotorVac is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If MotorVac becomes aware of any valid state statute prohibiting the making of the Offer, MotorVac will make a good faith effort to comply with the statute. If, after such good faith effort, MotorVac cannot comply with the statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in the affected state. In any jurisdiction whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to have been made on MotorVac's behalf by one or more registered brokers or dealers licensed under the laws of the proper jurisdiction.

                                  INSTRUCTIONS
                   WITH RESPECT TO OFFER TO PURCHASE FOR CASH
                   UP TO 1,612,166 SHARES OF ITS COMMON STOCK

                                       OF

                          MOTORVAC TECHNOLOGIES, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 3, 2000, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by MotorVac Technologies, Inc., a Delaware corporation, to purchase up to 1,612,166 shares of its Common Stock, $0.01 par value (the "Shares"), at a price of $3.50 per Share (the "Purchase Price"), net to the undersigned in cash, upon the terms and subject to the conditions of the Offer.

     This will instruct you to tender to MotorVac the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, at the Purchase Price, upon the terms and subject to the conditions of the Offer.

     Number of Shares to be Tendered:

SHARES*

     * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN HERE

Signature(s)
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Name:
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Address:
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